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                                   Exhibit 3.1
                    Articles of Incorporation, as amended of
                          Solomon Alliance Group, Inc.

                            ARTICLE OF INCORPORATION
                                       OF
                          SOLOMON ALLIANCE GROUP, INC.

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                                    ARTICLE I
NAME: The name of the corporation shall be SOLOMON ALLIANCE GROUP, INC.

                                   ARTICLE II
PURPOSE: The purpose for which this corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time.

                                   ARTICLE III
INITIAL BUSINESS: The corporation initially intends to conduct business in the consulting arena. Initially, its principal office will be located at 5255 Williams Circle, Suite 3900 Tucson, AZ 85711 with its mailing address at the same location.

                                   ARTICLE IV
AUTHORIZED CAPITAL: The corporation shall have the authority to issue 1,000,000 shares of common stock, each share to have .01 par value.

The corporation elects to qualify the common stock offered and issued as "Section 1244 stock", as such item is defined in the Internal Revenue Code and Regulations issued thereunder.

                                    ARTICLE V
STATUTORY AGENT: The name and address of the initial Statutory Agent for the corporation who agrees to accept service of process on behalf of the corporate entity is:

Daniel L. Hodges, 5505 N. Indian Trail, Tucson, AZ 85750.

                                   ARTICLE VI
BOARD OF DIRECTORS: The initial Board of Directors shall consist of three (3) Directors. The persons who are to serve as Directors until the first annual meeting of shareholders or until their successor(s) are elected and qualified are:

1. Daniel L. Hodges                         2. J. Christopher Stevenson
   5255 Williams Circle, Suite 3900            5255 Williams Circle, Suite 3900
   Tucson, AZ 85711                            Tucson, AZ 85711

3. Jim Karten
   5255 Williams Circle, Suite 3900
   Tucson, AZ 85711

The Board of Directors is expressly authorized to make alter or repeal file Bylaws of this corporation or any article therein.


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                                   ARTICLE VII
THE INCORPORATORS: The incorporators of this corporation consist of the following individuals whose names and addresses are listed below:

1.  Daniel L. Hodges, 5505 N. Indian Trail, Tucson, AZ 85750

                                  ARTICLE VIII
The initial officer(s) of the corporation who shall serve at the pleasure of the board of directors is (are):

Daniel L. Hodges, President                           Jim Karten, Vice President
J. Christopher Stevenson, Secretary/Treasurer

                                   ARTICLE IX
FISCAL YEAR: The fiscal year of the corporation shall be from January 1 to December 31 of each year.

                                    ARTICLE X
PRIVATE PROPERTY: The private property of the incorporators, directors, officers, employees, or stockholders of the corporation shall be forever exempt from all corporate debts and obligations.

                                   ARTICLE XI
INDEMNIFICATION: The corporation shall indemnify any person who incurs expenses by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation. The indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

LIMITATION OF LIABILITY: To the fullest extent permitted by the Arizona Revised Statutes as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its shareholders for the monetary damages for any action taken or any failure to take any action as the director. No repeal, amendment of modification of this article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the Corporation occurring prior to such repeal, amendment or modification.

IN WITNESS WHEREOF, on behalf of Solomon Alliance Group, Inc., we have set our hands this 24th Day of October, 1996.

The signatures of the all of the Incorporators are affixed below:

 /s/ Daniel L. Hodges
-----------------------------------
 Daniel L. Hodges

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I, Daniel L. Hodges, having been designated to act as statutory agent, hereby consent to act in that capacity until removed or resignation is submitted in accordance with the Arizona Revised Statutes as amended from time to time.

 /s/ Daniel L. Hodges
-----------------------------------
 Daniel L. Hodges


                           AMENDMENTS TO THE ARTICLES
                               OF INCORPORATION OF
                          SOLOMON ALLIANCE GROUP, INC.

PURSUANT to the bylaws of the Corporation, a special meeting of the Board of Directors, also representing a majority of the Shareholders of the Corporation was held this 15th day of August in Tucson, Arizona to discuss and vote upon the following Amendments to the Articles of Incorporation of the Corporation:

THAT the Corporation amend its Articles to reflect a change in the number of authorized common stock shares, and thus the par value of the shares of the common stock of the Corporation. Article IV should be amended to read as follows:

                                   ARTICLE IV

Authorized Capital: The Corporation shall have the authority to issue 100,000,000 shares of common stock, each share to have $.001 par value.

The shares may be issued for consideration expressed in dollars, personal property. Interests, real property interests, or as otherwise lawfully allowed, and as may be fixed from time to time by the Board of Directors, and may be designated as voting or non-voting at the time of issuance.

The Corporation elects to qualify the common stock offered and issued "Section 1244 stock," as such item is defined in the Internal Revenue Code and Regulations.

UPON MOTION duly made and seconded, the resolution described above was passed upon and the Secretary of the Corporation was directed to file the Amendments to the Articles of Incorporation with the State of Arizona Corporation Commission.

By: /s/ Daniel Hodges
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      Daniel Hodges
      President/Chairman/Shareholder

By: /s/ Frank Anjakos
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      Frank Anjakos
      Secretary/Shareholder